PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 42 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                       Dated October 25, 1996; Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
                     Senior Euro Fixed Rate Notes Due 2003

The Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange"), and application has been made to list the Notes on the Bourse de Paris (the "Paris Bourse").

The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:
  FF 1,000,000,000

MATURITY DATE:
  November 26, 2003

DATE OF ISSUANCE AND
SETTLEMENT DATE:
  November 26, 1996

INTEREST ACCRUAL DATE:
  November 26, 1996

TOTAL AMOUNT OF OID:
  N/A

ORIGINAL YIELD TO MATURITY:
  N/A

ISSUE PRICE:
  101.254%  See "Plan of Distribution"
  below.

REDEMPTION PRICE: 100.000%

FISCAL AGENT:
  The Chase Manhattan Bank
  (London Branch)

PAYING AGENT:
Credit Lyonnais

INITIAL REDEMPTION DATE:
  N/A

INITIAL REDEMPTION PERCENTAGE:  N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION:
  N/A

INITIAL ACCRUAL PERIOD OID:
  N/A

INTEREST RATE: 5.875%

INTEREST PAYMENT DATES:
  Each November 26, commencing           November 26, 1997

BUSINESS DAYS:
  New York, Paris

EXCHANGE DATE:
  40 Days after Date of Issuance
  (at the earliest)
APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:      N/A

IF YES, STATE ISSUE PRICE:  N/A

OPTIONAL REPAYMENT DATE(S):       N/A

DENOMINATIONS:
  FF 10,000 (10,000 Notes) and
  FF 100,000 (9,000 Notes)

SPECIFIED CURRENCY:
  French Francs

CALCULATION AGENT:
  N/A

COMMON CODE: 7095171

ISIN: XS0070951719

CODE SICOVAM:  10895

OTHER PROVISIONS: N/A


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                              Morgan Stanley S.A.
Credit Lyonnais                                               Societe Generale

Banque Nationale de Paris                                      Credit Agricole
Caisse Centrale des Banques Populaires             Credit Commercial de France
Caisse des Depots et Consignations                     Paribas Capital Markets




Plan of Distribution:

   On October 25 , 1996, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase, the number of Notes set forth opposite their respective names below at a net price of 99.379%, which Notes were reoffered at a price of 99.754%.


Name                                             Principal Amount of Notes
----                                             -------------------------

Morgan Stanley S.A.......................          FF     680,000,000
Credit Lyonnais..........................                 100,000,000
Societe Generale.........................                 100,000,000
Banque Nationale de Paris................                  20,000,000
Banque Paribas ..........................                  20,000,000
Caisse Centrale des Banques Populaires...                  20,000,000
Caisse des Depots et Consignations.......                  20,000,000
Caisse Nationale de Credit Agricole .....                  20,000,000
Credit Commercial de France..............                  20,000,000
      Total..............................           FF  1,000,000,000


The Notes are being issued outside France and may not be offered to the public in France.

The Company has undertaken not to offer, directly or indirectly, any Notes to the public in France.

Each Manager has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France, and that it has not distributed and will not distribute or cause to be distributed to the public in France the Prospectus or any amendment, supplement or replacement thereto including the Pricing Supplement or any other offering material relating to the Notes.

In connection with the issue of the Notes, the documentation will be available for inspection at the offices of the Paying Agent in France, located at:

DOFE Centre Titres Paris
Secteur RSV
2 Ter Boulevard Saint Martin
75010 Paris
BC 382 01


                            PERSONNES QUI ASSUMENT
                  LA RESPONSABILITE DE LA NOTE D'INFORMATION
                   COMPOSEE DE LA PRESENTE NOTE D'OPERATION
       (PRICING SUPPLEMENT) ET DU PROSPECTUS ET DU PROSPECTUS SUPPLEMENT


1.Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'ommission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 30 avril 1996, date du no. P96-095 appose par la Commission des Operations de Bourse sur le Prospectus et le Prospectus Supplement, n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                           Morgan Stanley Group Inc.



                           _________________________
                               Eileen K. Murray
                                   Treasurer


2. Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                              Morgan Stanley S.A.



                            _______________________
                                 Patrice Vial
                               Managing Director


La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
(BALO) du 25 novembre 1996.
La presente Note d'Information ne peut pas etre distribuee en France avant la date effective de cotation de l'emprunt a la Bourse de Paris et la publicite legale au BALO.

                VISAS DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P96-095 du 30 avril 1996 et a appose sur
la presente Note d'Information le visa no. 96-     du       novembre 1996.